EXHIBIT 99.1
FDA APPROVES NEXAVAR® FOR TREATMENT OF PATIENTS WITH ADVANCED KIDNEY CANCER
First FDA Approved Treatment in this Indication in More Than a Decade

Contact:
Julie Wood
510-597-6505
WEST HAVEN, Conn., and EMERYVILLE, Calif. — Dec. 20, 2005 — Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that the U.S. Food and Drug Administration (FDA) has approved Nexavar® (sorafenib) tablets for the treatment of patients with advanced renal cell carcinoma (RCC), or kidney cancer. Nexavar, which has been shown to double progression-free survival in patients with advanced RCC, is the first FDA-approved treatment for this type of cancer in more than a decade. The companies expect that Nexavar will be shipped, primarily to specialty pharmacies, and available to patients within the next 24 hours.
“Nexavar is an oral anticancer drug that blocks tumor growth in new ways,” said Arthur Higgins, Chairman of Bayer HealthCare’s Executive Committee. “It has demonstrated the ability to prolong progression-free survival. Nexavar also has been shown to delay the progression of cancer in the majority of patients with a manageable side effect profile — an area that has been a challenge for patients and their physicians.”
“The approval of Nexavar reflects the culmination of 12 years of hard work by countless dedicated scientists and clinicians, as well as the selfless participation of individuals suffering with advanced kidney cancer,” said Hollings C. Renton, Chairman, President and Chief Executive Officer of Onyx Pharmaceuticals, Inc. “We thank all of these groups for their important contributions to Nexavar’s development.”
The companies also announced that a new program — the Resources for Expert Assistance and Care Helpline (REACH®) — is available to answer questions about Nexavar treatment, reimbursement, and patient support. For more information, healthcare providers and patients may contact the REACH program at 1.866.NEXAVAR (1.866.639.2827).
As part of the global registration strategy, a Marketing Authorization Application (MAA) was also submitted to the European Medicines Agency (EMEA) in London in September 2005 for approval to market Nexavar within the European Union for the treatment of RCC. In addition, filings have been completed in Switzerland, Australia, Brazil, Canada, and Mexico.
Phase III Summary
Nexavar’s FDA approval was based on Phase III data from the largest randomized, placebo-controlled trial ever conducted in patients with advanced renal cell cancer. In the Phase III study, Nexavar doubled progression-free survival (PFS) when compared to placebo. Progression-free survival measures the time that a patient lives without evident tumor growth. In this study, PFS was doubled to a median value of six months in patients receiving Nexavar as compared to three months for patients receiving placebo (p-value < 0.000001). All subgroups examined, including patients who had not received conventional treatment with biologics, such as interleukin-2 or interferon-alpha, appeared to benefit as well.
At the time of a planned interim survival analysis, based on 220 deaths, overall survival was longer for Nexavar than placebo with a hazard ratio (Nexavar over placebo) of 0.72. This analysis did not meet the prespecified criteria for statistical significance. Additional analyses are planned at the time survival data mature.
In the pivotal Phase III trial, the most common reported treatment- emergent adverse events of any severity were diarrhea, rash/desquamation, fatigue, hand-foot skin reaction, alopecia, nausea, pruritus, hypertension, vomiting, and anorexia. Grade 3 and 4 treatment-emergent adverse events were reported in 31 percent (vs. 22 percent for placebo-treated patients) and 7 percent (vs. 6 percent for placebo-treated patients) of Nexavar treated patients, respectively.
“As a kidney cancer survivor, I’m pleased that there is a new treatment available for patients with this deadly disease — a disease for which additional treatment options are welcome,” said Bill Bro, President of the Kidney Cancer Association. “Breakthroughs in research over the last several years have given renewed hope to patients who previously had fewer treatment options.”
About Nexavar
Nexavar is the first oral multi-kinase inhibitor that targets serine/threonine and receptor tyrosine kinases in both the tumor cell and tumor vasculature. In preclinical models, Nexavar targeted members of two classes of kinases known to be involved in both tumor cell proliferation (tumor growth) and tumor angiogenesis (tumor blood supply) — two important cancer growth activities. These kinases included RAF kinase, VEGFR-2, VEGFR-3, PDGFR-B, KIT, and FLT-3.

Nexavar has been studied in more than 20 tumor types and in more than 4,000 patients to date. It is currently in Phase III clinical trials for the treatment of advanced hepatocellular carcinoma (HCC), or liver cancer, and metastatic melanoma, or skin cancer. A Phase III clinical trial in non-small cell lung cancer (NSCLC) is planned for the first half of 2006.
Important Safety Considerations
An increased risk of bleeding may occur following Nexavar administration. Patients taking concomitant warfarin should be monitored regularly.
The incidence of treatment-emergent cardiac ischemia/infarction events was higher in the Nexavar group (2.9 percent) compared with the placebo group (0.4 percent).
Blood pressure should be monitored weekly during the first six weeks of Nexavar therapy and managed throughout treatment.
In cases of severe or persistent side effects, temporary or permanent discontinuation of Nexavar should be considered.
Women of child-bearing potential should be advised to avoid becoming pregnant while on Nexavar.
For Nexavar prescribing information, visit http://www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).
About Kidney Cancer
Renal cell carcinoma is the most common form of kidney cancer. Nearly 208,000 people worldwide are diagnosed (about 37,000 Americans) with renal cell carcinoma each year and more than 102,000 of them die (about 12,000 Americans) from the disease annually. For more information on renal cell carcinoma, visit the Kidney Cancer Association (KCA) web site at: http://www.kidneycancerassociation.org.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: http://www.onyx-pharm.com.
About Bayer Pharmaceuticals Corporation
Bayer Pharmaceuticals Corporation (http://www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.
Bayer HealthCare, with sales of approximately 8.5 billion Euro in 2004, is one of the world’s leading, innovative companies in the health care and medical products industry. The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics, Diabetes Care, and Pharmaceuticals. Bayer HealthCare employed 35,300 people worldwide in 2004.
Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.
Forward Looking Statements
This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of Nexavar®. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange Commission under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer Pharmaceuticals Corporation.